Exhibit 10.2

TERMINATION AGREEMENT
TERMINATION AGREEMENT, dated as of October 1, 2018, by and between Hill International, Inc., a Delaware corporation (the “Company”), and Raouf Ghali, an individual, (“Mr. Ghali”) (the Company and Mr. Ghali collectively, the “Parties”).
Recitals:
WHEREAS, the Company and Mr. Ghali are parties to that certain Employment Agreement, dated as of August 18, 2016 (the “Employment Agreement”), relating to Mr. Ghali’s employment with the Company as Chief Operating Officer;
WHEREAS, the Company is prepared to promote Mr. Ghali to Chief Executive Officer (CEO) of the Company and has discussed with Mr. Ghali a revised compensation package and other changes to the terms and conditions of Mr. Ghali’s employment in connection with his promotion to CEO;
WHEREAS, the Parties wish to terminate the Employment Agreement, effective as of the date hereof, in accordance with the terms and provisions set forth herein.
NOW, THEREFORE, in consideration of the promises and covenants set forth herein, and intending to be legally bound, the Parties hereto agree as follows:
1.The Company and Mr. Ghali hereby agree that the Employment Agreement is terminated effective as of October 1, 2018, the date Mr. Ghali becomes Chief Executive Officer of the Company (the “Effective Date”). From and after the Effective Date, the Employment Agreement will be of no further force or effect, and the rights and obligations of each of the parties thereunder shall cease.
2.    Notwithstanding the termination of the Employment Agreement, Mr. Ghali shall continue to be employed by the Company as an at-will employee of the Company.
3.    If any provision or part of any provision of this Termination Agreement is determined to be invalid or unenforceable, then (23) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (23) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (23) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of

Exhibit 10.2

such provision or the validity or enforceability of any other provision of this Termination Agreement and is separable from every other part of such provision.
4.    This Termination Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania (without regard to the choice of law provisions thereof).
5.    This Termination Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
6.    This Termination Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted heirs, personal representatives, successors and assigns, provided that this Termination Agreement is personal to Mr. Ghali and shall not be assigned or transferred by him. This Agreement may be assigned by the Company, and Mr. Ghali hereby consents to such assignment.

IN WITNESS WHEREOF, the Company and Mr. Ghali have caused this Termination Agreement to be executed as of the date first written above.

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